Exhibit 10.01

AMENDMENT NO. 2

TO THE

SUPPLEMENTAL RETIREMENT PLAN FOR

EXECUTIVE EMPLOYEES OF STATE AUTO INSURANCE COMPANIES

Background Information

A.

State Automobile Mutual Insurance Company (the “Company”) maintains the Supplement Retirement Plan for Executive Employees of State Auto Insurance Companies (the “Plan”) for the benefit of certain highly compensated executives eligible to participate in the Plan.

B.	The Company desires to amend the Plan to comply with final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

C.	Section 3.3 of the Plan permits the Company to amend the Plan at any time and the Board of Directors authorized such an amendment at a meeting held on November 9, 2007.

Amendment of the Plan

The Plan is hereby amended effective January 1, 2009 as follows:

1.	The second paragraph of Section 1.1 of the Plan is hereby amended in its entirety to read as follows:

A Participant’s Supplemental Benefits under this Plan shall be computed in accordance with the benefit formula and actuarial assumptions, methods and procedures applicable under the Qualified Plan and shall be based on the “basic payment form” of payment under the Qualified Plan as of the date of benefit distribution under this Plan.

2.	A new Section 1.2 is hereby added to the Plan to read as follows:

Section 1.2. GRANDFATHERED BENEFITS. The Plan provides for deferred compensation and as such, is subject to, and is intended to comply with Code Section 409A and related guidance provided thereunder. However, notwithstanding the foregoing, any amounts accrued, fully vested and in pay status under the Plan prior to December 31, 2004 (the “Grandfathered Amounts”) shall not be subject to Code Section 409A and shall be administered in compliance with the Plan’s terms as they existed on October 3, 2004. In addition, benefits commencing pay status between January 1, 2005 and December 31, 2008 shall be subject to Code Section 409A, but shall be paid according to the elections made, if any, under the applicable transition rules of Code Section 409A. All benefits payable on or after January 1, 2009 shall be subject to Code Section 409A and the terms of this Plan, as amended.

3.	The first sentence of Section 2.1 of the Plan is hereby deleted and replaced with the following:

At the time a Participant’s Supplemental Benefits under this Plan become payable, such benefits shall be paid in the “basic payment form” applicable to the Participant. For this purpose, the “basic payment form” for a Participant with a Spouse shall be the 50% Qualified Joint and Survivor Annuity and the “basic payment form” for a Participant without a Spouse shall be a single life annuity, as both are further defined by the Qualified Plan.

4.	Section 2.2 of the Plan is hereby amended in its entirety to read as follows:

Payment of a Participant’s Supplemental Benefits shall commence on the later of the Participant’s normal retirement date or separation from service (as defined in Code Section 409A; provided, however, that “at least 80 percent” shall be used instead of the 50 percent standard as referenced in Treasury Regulations Section 1.409A-1(h)(3)). For purposes of this Plan, “normal retirement date” means the first day of the calendar month coincident with or next following the Participant’s 65th date of birth. Notwithstanding the foregoing, if the Participant is a “specified employee” as defined in Code Section 409A and the benefits under this Plan are payable due to a separation from service, benefits shall not be distributed from this Plan until a date that is at least six (6) months after the date of the Participant’s separation from service. Any amounts due to be paid during the six-month delay shall be accumulated and paid with the first payment made.

5.	Section 2.3 of the Plan is hereby amended by adding a new last sentence to read as follows:

The provisions of this Section 2.3 shall apply to Grandfathered Amounts only.

6.	Section 2.4 of the Plan is hereby amended by adding a new last sentence to read as follows:

The provisions of this Section 2.4 shall apply to Grandfathered Amounts only.

7.	Section 2.5 of the Plan is hereby amended in its entirety to read as follows:

In the event of the death of a Participant while receiving benefit payments under any provision of this Plan, State Auto shall pay the remaining payments due under this Plan in accordance with the method of distribution in effect on the date of the Participant’s death. In the event of the death of a Participant prior to the commencement date of the distribution of benefits under this Plan, State Auto shall pay a death benefit under this Plan equal to the actuarial equivalent of the death benefit that would have been payable to the Participant’s Spouse or other beneficiary under the Qualified Plan, if any, if such benefit were not limited by Code Sections 415 or 401(a)(17) less the amount actually payable as a death benefit under the Qualified Plan as so limited. Such death benefit shall be paid in a single lump sum distribution within sixty (60) days of the Participant’s death. For purposes of this Section 2.5, the “actuarial equivalent” amount shall be determined by using the same actuarial assumptions as set forth in the Qualified Plan.

8.	All other Plan provisions shall remain in full force and effect.

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr.

Its:	President